EXHIBIT 2.4


                                                                  EXECUTION COPY




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                           INTEREST PURCHASE AGREEMENT

                                  BY AND AMONG

                         AMERITRADE HOLDING CORPORATION.
                                 ("PURCHASER"),

                          FORTRADECAST L PARTNERS, L.P.

                                       AND

                          FORTRADECAST S PARTNERS, L.P.
                              (TOGETHER, "SELLERS")






                          DATED AS OF FEBRUARY 13, 2001






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

                                TABLE OF CONTENTS
                                   (continued)


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ARTICLE I             DEFINITIONS................................................................................1

         1.1      Definitions....................................................................................1

         1.2      Interpretation.................................................................................8

ARTICLE II            SALE AND PURCHASE OF SHARES................................................................9

         2.1      Sale and Purchase..............................................................................9

         2.2      Payment of Purchase Price......................................................................9

         2.3      Closing Date Balance Sheet....................................................................10

         2.4      Earn-Out Statement............................................................................11

         2.5      Allocation of Purchase Price..................................................................12

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF SELLERS.................................................13

         3.1      Due Incorporation.............................................................................13

         3.2      Due Authorization.............................................................................13

         3.3      Consents and Approvals; Authority Relative to this Agreement..................................13

         3.4      Capitalization................................................................................14

         3.5      Litigation....................................................................................14

         3.6      Improper and Other Payments...................................................................14

         3.7      Brokers.......................................................................................14

         3.8      Investment Representations....................................................................14

         3.9      Accuracy of Statements........................................................................15

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF PURCHASER...............................................15

         4.1      Due Incorporation.............................................................................15

         4.2      Due Authorization.............................................................................15

         4.3      Consents and Approvals; Authority Relative to this Agreement..................................16

         4.4      Litigation....................................................................................16

         4.5      Public Reports................................................................................16

         4.6      No Adverse Effects or Changes.................................................................16

         4.7      Brokers.......................................................................................16

ARTICLE V             COVENANTS.................................................................................17

         5.1      Implementing Agreement........................................................................17

         5.2      Access to Information and Facilities..........................................................17

         5.3      Preservation of Business......................................................................17

         5.4      Consents and Approvals........................................................................17
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                                TABLE OF CONTENTS
                                   (continued)


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         5.5      Supplemental Information......................................................................18

         5.6      Confidentiality...............................................................................18

         5.7      Exclusivity...................................................................................20

         5.8      Tax Matters...................................................................................20

         5.9      Preservation of Books and Records; Access.....................................................21

         5.10     Indemnification of Officers, Directors, Managers, Partners, Members and Stockholders..........21

ARTICLE VI            CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER..........................................22

         6.1      Warranties True as of Both Present Date and Closing Date......................................22

         6.2      Compliance with Agreements and Covenants......................................................22

         6.3      Certificate of Compliance.....................................................................22

         6.4      Consents and Approvals........................................................................22

         6.5      Hart-Scott-Rodino.............................................................................22

         6.6      NASD..........................................................................................22

         6.7      No Material Adverse Change....................................................................22

         6.8      Actions or Proceedings........................................................................22

         6.9      Merger........................................................................................23

ARTICLE VII           CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS............................................23

         7.1      Warranties True as of Both Present Date and Closing Date......................................23

         7.2      Compliance with Agreements and Covenants......................................................23

         7.3      Certificate of Compliance.....................................................................23

         7.4      Consents and Approvals........................................................................23

         7.5      Hart-Scott-Rodino.............................................................................23

         7.6      NASD..........................................................................................23

         7.7      No Material Adverse Change....................................................................23

         7.8      Actions or Proceedings........................................................................24

         7.9      Merger........................................................................................24

ARTICLE VIII          CLOSING...................................................................................24

         8.1      Closing.......................................................................................24

         8.2      Deliveries by Sellers.........................................................................24

         8.3      Deliveries by Purchaser.......................................................................25
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                                TABLE OF CONTENTS
                                   (continued)

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ARTICLE IX            TERMINATION...............................................................................25

         9.1      Termination...................................................................................25

         9.2      Effect of Termination.........................................................................26

ARTICLE X             INDEMNIFICATION...........................................................................26

         10.1     Survival......................................................................................26

         10.2     Indemnification by Sellers....................................................................26

         10.3     Indemnification by Purchaser..................................................................27

         10.4     Limitations on Indemnification................................................................28

         10.5     Claims........................................................................................28

         10.6     Notice of Third Party Claims; Assumption of Defense...........................................29

         10.7     Settlement or Compromise......................................................................29

         10.8     Failure of Indemnifying Person to Act.........................................................30

         10.9     Recovery from Indemnity Shares and Earn-Out Indemnity Shares..................................30

         10.10    Net Indemnity Payments........................................................................30

         10.11    Exclusive Remedy..............................................................................30

         10.12    Time Limits...................................................................................30

ARTICLE XI            MISCELLANEOUS.............................................................................31

         11.1     Expenses......................................................................................31

         11.2     Amendment.....................................................................................31

         11.3     Notices.......................................................................................31

         11.4     Waivers.......................................................................................32

         11.5     Counterparts..................................................................................32

         11.6     Assignment....................................................................................32

         11.7     No Third Party Beneficiaries..................................................................32

         11.8     Publicity.....................................................................................32

         11.9     Further Assurances............................................................................33

         11.10    Severability..................................................................................33

         11.11    Entire Understanding..........................................................................33

         11.12    Sellers Representative........................................................................33

         11.13    Applicable Law................................................................................33

         11.14    Specific Performance..........................................................................33

         11.15    Waiver of Jury Trial..........................................................................34
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                                TABLE OF CONTENTS
                                   (continued)


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         11.16    Schedules.....................................................................................34

         11.17    Disclosure....................................................................................34


SCHEDULES

Schedule 2.3        Exceptions from GAAP - Closing Date Balance Sheet
Schedule 2.4        Exceptions from GAAP - Earn-Out Statement
Schedule 3.3(a)     Consents and Approvals
Schedule 3.3(b)     Authority Relative to this Agreement
Schedule 4.3        Consents and Approvals; Authority Relative to this Agreement

EXHIBITS

Exhibit A           Form of Employment Agreements
Exhibit B           Form of Escrow Agreement
Exhibit C           Form of License Agreement
Exhibit D           Merger Agreement
Exhibit E           Form of Stockholders Agreement
Exhibit F           Form of Opinion of Counsel to Sellers
Exhibit G           Form of Opinion of Counsel to Purchaser

                           INTEREST PURCHASE AGREEMENT

     THIS AGREEMENT is made as of the 13th day of February, 2001, by and among AMERITRADE HOLDING CORPORATION, a Delaware corporation ("Purchaser"), and FORTRADECAST L PARTNERS, L.P., a Texas limited partnership, and FORTRADECAST S PARTNERS, L.P., a Texas limited partnership (each a "Seller" and together "Sellers"). Certain capitalized terms used herein are defined in Article I.

                              W I T N E S S E T H:

     WHEREAS, Purchaser wishes to purchase from Sellers and Sellers wish to sell to Purchaser all of the Interests.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

     "Accounting Firm" shall mean Ernst & Young LLP or another nationally recognized independent accounting firm mutually agreeable to Purchaser and the Sellers Representative.

     "Accrued Earn-Out Shares" shall mean the sum of (i) Net Revenue Shares,
(ii) Pretax Profits Shares, (iii) B2B Shares and (iv) B2C Shares.

     "Affiliate" shall mean, with respect to any specified Person, (i) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person,
(ii) any other Person which is a director, officer, partner or manager, or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, of the specified Person or a Person described in clause (i) of this paragraph, (iii) another Person of which the specified Person is a director, officer, partner or manager or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities,
(iv) another Person in which the specified Person has a substantial beneficial interest or as to which the specified Person serves as trustee or in a similar capacity or (v) any spouse, parent, child or sibling of the specified Person; provided, that at any time after the Closing Date, the Company and the Subsidiaries on the one hand and Sellers and their respective Affiliates (other than the Company and the Subsidiaries) on the other hand shall not be deemed to be Affiliates of each other.

     "Agreement" shall mean this Interest Purchase Agreement, including all exhibits and schedules hereto, as it may be amended, modified or supplemented from time to time in accordance with its terms.

     "Audited 2000 Financials" shall mean the audited consolidated financial statements of TradeCast Investments and the other Subsidiaries (not including TradeCast Enterprises) as of December 31, 2000, consisting of the balance sheet as of such date and the related statement of earnings and retained earnings and cash flows for the fiscal year then ended

     "Bankstream" shall mean Bankstream Ltd, a Texas limited partnership.

     "Bankstream Assets" shall mean the partnership interests of Bankstream, the Sixth Market Note and all other assets, properties and rights set forth on
Schedule 1.1A to the Merger Agreement.

     "Business Day" shall mean any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York generally are closed for business.

     "B2B Shares" shall mean (i) if B2B Trades exceed 10,122,170 and are less than 14,777,795, the number of Shares equal to the product obtained by multiplying (A) 187,500 by (B) the quotient obtained by dividing (1) B2B Trades minus 10,122,170 by (2) 4,655,625 and (ii) if B2B Trades are equal to or exceed 14,777,795, the number of Shares equal to 187,500.

     "B2B Trades" shall mean all trades during the twelve-month period ended December 31, 2001 that are (i) executed on behalf of customers of broker dealers who are not Affiliates of the Company or any Subsidiary (or their respective successors) and who have been granted the right to use or practice any rights under any Intellectual Property in the ordinary course of business and consistent with past practice and (ii) for which the Company and the Subsidiaries (or their respective successors) are paid on a per share basis (for purposes of this definition, each 1,000 shares shall represent one trade) or per order basis in the ordinary course of business and consistent with past practices; provided, that if any such broker dealer becomes an Affiliate of Purchaser, the Company or any Subsidiary after the Closing, "B2B Trades" shall include all trades executed on behalf of customers of such broker dealers.

     "B2C Shares" shall mean (i) if B2C Trades exceed 309,213 and are less than 903,627, the number of Shares equal to the product obtained by multiplying (A) 187,500 by (B) the quotient obtained by dividing (1) B2C Trades minus 309,213 by
(2) 594,414 and (ii) if B2C Trades are equal to or exceed 903,627, the number of Shares equal to 187,500.

     "B2C Trades" shall mean all trades during the twelve-month period ended December 31, 2001 that are (i) executed on behalf of (A) retail customers of the Company or the Subsidiaries (or their respective successors) in the ordinary course of business and consistent with past practice and (B) retail customers of Purchaser or its Affiliates (other than the Company or the Subsidiaries or their respective successors) granted the right to use or practice any rights under any Intellectual Property in the ordinary course of business and consistent with past practice and (ii) for which the Company or the Subsidiaries (or their respective successors) or Purchaser or its Affiliates are entitled to be paid a fee or commission (including free trades that are part of any promotion offered by Purchaser or its Affiliates) in the ordinary course of business and consistent with past practice.


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

     "Closing" shall mean the consummation of the sale of the Interests by Sellers to Purchaser and all other transactions contemplated herein in accordance with Article VIII.

     "Closing Average Share Price" shall mean the average of the closing prices of the Shares on all securities exchanges on which the Shares may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the Nasdaq National Market as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the Nasdaq National Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case on the Closing Date.

     "Closing Date" shall mean the date on which the Closing occurs or is to occur.

     "Closing Date Balance Sheet" shall have the meaning set forth in Section 2.3(a).

     "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

     "Company" shall mean TradeCast Inc., a Delaware corporation.

     "Contract" shall mean any contract, lease, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant or instrument, whether written or verbal.

     "Deductible Amount" shall mean the product obtained by multiplying (i) 78,750 by (ii) the Closing Average Share Price.

     "Dollars" or numbers preceded by the symbol "$" shall mean amounts in United States Dollars.

     "Earn-Out Indemnity Shares" shall mean the product obtained by multiplying
(i) the Accrued Earn-Out Shares by (ii) .05.

     "Earn-Out Shares" shall mean 750,000 Shares.

     "Earn-Out Statement" shall have the meaning set forth in Section 2.4(a).

     "Employment Agreements" shall mean an employment agreement between Purchaser and each of Robert L. Earthman, Jr., James F. Howell and Manmeet Singh to be dated the Closing Date and in the form attached hereto as Exhibit A.

     "Escrow Agent" shall mean The Chase Manhattan Bank, or its successor appointed pursuant to the Escrow Agreement.

     "Escrow Agreement" shall mean an escrow agreement between Escrow Agent, Purchaser, the Sellers Representative and the Stockholders Representative, to be dated the Closing Date and in the form attached hereto as Exhibit B.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Excluded Covenants" shall mean (i) Sections 5.6 (confidentiality), 5.8 (tax matters), 5.9 (preservation of books and records; access), 5.10 (indemnification of officers, directors, managers, partners, members and stockholders), 11.1 (expenses), 11.12 (sellers representative), 11.14 (specific performance) and 11.15 (waiver of jury trial) of this Agreement and the provisions of Article X (indemnification) of this Agreement that expressly survive the one (1) year limitation contained therein and (ii) Sections 5.7 (confidentiality), 5.10 (tax matters), 5.12 (preservation of books and records; access), 5.13 (indemnification of officers, directors, managers, partners, members and stockholders), 11.1 (expenses), 11.12 (stockholders representative),
11.14 (specific performance) and 11.15 (waiver of jury trial) of the Merger Agreement and the provisions of Article X (indemnification) of the Merger Agreement that expressly survive the one (1) year limitation contained therein.

     "ForTradeCast L" shall mean ForTradeCast L Partners, L.P., a Texas limited partnership.

     "ForTradeCast S" shall mean ForTradeCast S Partners, L.P., a Texas limited partnership.

     "GAAP" shall mean United States generally accepted accounting principles at the time in effect.

     "Governmental Authority" shall mean the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority, whether national, international or supra-national, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any quasi-governmental entity established to perform such functions.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnification Cap" shall mean the product obtained by multiplying (i) the sum of (A) the Indemnity Shares and (B) the Earn-Out Indemnity Shares by
(ii) the Closing Average Share Price.

     "Indemnified Person" shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article X.

     "Indemnifying Person" shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article X.

     "Indemnity Shares" shall mean 375,000 Shares.

     "Interests" shall mean (i) a 20% member interest of Tradecast Enterprises held by ForTradeCast L, (ii) 19,800,000 Class I units of TradeCast Investments held by ForTradeCast L, representing a 19.8% limited partner interest, (iii) a 20% member interest in TradeCast Enterprises held by ForTradeCast S, (iv) 19,800,000 Class I units of TradeCast Enterprises held by ForTradeCast S, representing a 19.8% limited partner interest, and (v) any other interests in

TradeCast Enterprises and TradeCast Investments issued to any Seller after the execution of this Agreement and prior to the Closing.

     "Law" shall mean any law, statute, regulation, ordinance, rule, order, directive, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into or imposed by any Governmental Authority.

     "License Agreement" shall mean a license agreement between Purchaser and Bankstream, to be dated the Closing Date and in the form attached hereto as Exhibit C.

     "Lien" shall mean any lien, mortgage, charge, restriction, pledge, security interest, option, lease, sublease or encumbrance.

     "Loss" or "Losses" shall mean any and all losses, liabilities, costs, claims, damages, penalties, interest and expenses (including reasonable attorneys' fees and expenses and reasonable costs of investigation and litigation, but excluding lost profits and consequential damages). In the event any of the foregoing are indemnifiable hereunder, the terms "Loss" and "Losses" shall include any and all reasonable attorneys' fees and expenses and reasonable costs of investigation and litigation incurred by the Indemnified Person in enforcing such indemnity.

     "Material Adverse Change to the Company" shall mean a change (or circumstance involving a prospective change) in the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of the Company and the Subsidiaries taken as a whole which is materially adverse.

     "Material Adverse Change to Purchaser" shall mean a change (or circumstance involving a prospective change) in the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of Purchaser and its subsidiaries taken as a whole which is materially adverse.

     "Material Adverse Effect on the Company" shall mean an effect (or circumstance involving a prospective effect) on the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of the Company and the Subsidiaries taken as a whole which is materially adverse.

     "Material Adverse Effect on Purchaser" shall mean an effect (or circumstance involving a prospective effect) on the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of Purchaser and its subsidiaries taken as a whole which is materially adverse.

     "Merger" shall mean the merger of the Company and the Merger Sub in accordance with the Merger Agreement.

     "Merger Agreement" shall mean the merger agreement between Purchaser, Merger Sub, the Company and Stockholders, dated the date hereof and in the form attached hereto as Exhibit D.

     "Merger Sub" shall mean TC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "Net Revenues" shall mean the total revenues (including customer interest income) of the Company and the Subsidiaries (and their respective successors) for the twelve-month period ended December 31, 2001 less customer interest expense of the Company and the Subsidiaries (and their respective successors) for the twelve-month period ended December 31, 2001.

     "Net Revenues Shares" shall mean (i) if Net Revenues exceed $15,950,000 and are less than $33,114,000, the number of Shares equal to the product obtained by multiplying (A) 93,750 by (B) the quotient obtained by dividing (1) Net Revenues minus $15,950,000 by (2) $17,164,000, (ii) if Net Revenues are equal to or exceed $33,114,000 and are less than $43,060,000, the number of Shares equal to the sum of 93,750 and the product obtained by multiplying (A) 93,750 by (B) the quotient obtained by dividing (1) Net Revenues minus $33,114,000 by (2) $9,946,000 and (iii) if Net Revenues are equal to or exceed $43,060,000, the number of Shares equal to 187,500.

     "Net Worth" shall mean the amount equal to (i) the total current assets of the Company and the Subsidiaries (or their respective successors) reflected on the Closing Date Balance Sheet less (ii) the total current liabilities of the Company and the Subsidiaries (or their respective successors) reflected on the Closing Date Balance Sheet.

     "Person" shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity.

     "Pretax Profits" shall mean the net income (loss) before taxes of the Company and the Subsidiaries (and their respective successors) for the twelve-month period ended December 31, 2001; provided, that (i) expenses incurred in connection with this Agreement and the transactions contemplated hereby shall not be included in such calculation, (ii) a corporate overhead allocation shall not be included in such calculation, (iii) advertising and marketing expenses directly relating to the Company and the Subsidiaries (and their respective successors) shall be included in such calculation and (iv) advertising and marketing expenses indirectly relating to the Company and the Subsidiaries (and their respective successors) shall not be included in such calculations.

     "Pretax Profits Shares" shall mean (i) if Pretax Profits exceed $1,600,000 and are less than $11,048,000, the number of Shares equal to the product obtained by multiplying (A) 93,750 by (B) the quotient obtained by dividing (1) Pretax Profits minus $1,600,000 by (2) $9,448,000, (ii) if Pretax Profits are equal to or exceed $11,048,000 and are less than $15,690,000, the number of Shares equal to the sum of 93,750 and the product obtained by multiplying (A) 93,750 by (B) the quotient obtained by dividing (1) Pretax Profits minus $11,048,000 by (2) $4,642,000 and (iii) if Pretax Profits are equal to or exceed $15,690,000, the number of Shares equal to 187,500.

     "Purchase Price" shall have the meaning set forth in Section 2.2.

     "Purchaser" shall have the meaning set forth in the preamble hereof.

     "Purchaser Indemnified Party" or "Purchaser Indemnified Parties" shall mean Purchaser and each of its Affiliates (including, after the Closing, the Company and the Subsidiaries), and their respective officers, directors, managers, stockholders, partners, members, employees, agents and representatives; provided, that in no event shall any Seller be deemed to be a Purchaser Indemnified Party.

     "Related Agreement" shall mean the Merger Agreement and any other Contract that is entered into at the Closing or otherwise pursuant to this Agreement. The Related Agreements executed by a specified Person shall be referred to as "such Person's Related Agreements," "its Related Agreements" or another similar expression.

     "Remaining Shares" shall mean the remainder obtained by subtracting (i) the sum of the Indemnity Shares and the Earn-Out Shares from (ii) the Total Shares.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Seller Indemnified Party" or "Seller Indemnified Parties" shall mean Sellers and each of their respective Affiliates, and their respective officers, directors, managers, stockholders, partners, members, employees, agents and representatives; provided, that, after the Closing, in no event shall the Company or any Subsidiary be deemed to be a Seller Indemnified Party.

     "Sellers Representative" shall have the meaning set forth in Section 11.12.

     "Share" or "Shares" shall mean the Class A Common Stock, par value $0.01 per share, of Purchaser.

     "Sixth Market Note" shall have the meaning ascribed to it in the Merger Agreement.

     "Stockholders" shall mean Robert L. Earthman, James F. Howell and Manmeet Singh.

     "Stockholders Agreement" shall mean a stockholders agreement between Purchaser, Sellers and Stockholders, to be dated the Closing Date and in the form attached hereto as Exhibit E.

     "Stockholders Representative" shall have the meaning ascribed to it in the Merger Agreement.

     "Subsidiaries" shall mean TradeCast Enterprises, TradeCast Investments, Bankstream, Quotecast Ltd., TradeCast Ltd., TradeCast Advertising LLC, TradeCast Management Corp., TradeCast Resources Inc., TradeCast Securities Ltd. and TradeCast Services Inc.; provided, that as of immediately after the Closing, in no event shall Bankstream be deemed to be a Subsidiary.

     "Taxes" or "Tax" shall mean all taxes, charges, fees, duties (including customs duties), levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employees' income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

     "Tax Indemnification Period" shall mean the period (including all prior taxable years) ending on and including the Closing Date. For any taxable year of the Company or any Subsidiary that does not end on, and would otherwise extend beyond, the Closing Date, there shall be a deemed short taxable year ending on and including the Closing Date and a second deemed short taxable year beginning on and including the day after the Closing Date. The allocation of income and deductions between the deemed short taxable years shall be based on a closing of the books as of the end of the Closing Date.

     "Tax Return" shall mean any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

     "Total Shares" shall mean 8,250,000 Shares.

     "TradeCast Enterprises" shall mean TradeCast Enterprises LLC, a Texas limited liability company.

     "TradeCast Investments" shall mean TradeCast Investments Ltd., a Texas limited partnership.

     1.2 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Reference to any Person includes such Person's successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder. Underscored references to Articles, Sections, Subsections or Schedules shall refer to those portions of this Agreement. The use of the terms "hereunder," "hereof," "hereto" and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of, or any Exhibit or Schedule to, this Agreement.

                                   ARTICLE II

                           SALE AND PURCHASE OF SHARES

     2.1 Sale and Purchase. Subject to the terms and conditions of this Agreement, on the Closing Date, Sellers hereby agree to sell to Purchaser all of the Interests, free and clear of all Liens, and Purchaser hereby agrees to purchase all of the Interests.

     2.2 Payment of Purchase Price. The total consideration for the Interests (collectively, the "Purchase Price") and the total consideration paid to Stockholders pursuant to the Merger Agreement shall be as follows:

     (a) Within five (5) Business Days after the Closing Date, Purchaser shall issue to Sellers and Stockholders and deliver to the Escrow Agent certificates representing the Indemnity Shares and the Earn-Out Shares to be held in accordance with the provisions of the Escrow Agreement, and shall issue and deliver to Sellers and Stockholders the number of Remaining Shares determined as follows:

          (i) if the Closing Average Share Price multiplied by 8,250,000 is less than or equal to $60,000,000, then fifty percent (50%) of the Remaining Shares shall be issued to Stockholders and fifty percent (50%) of the Remaining Shares shall be issued to Sellers;

          (ii) if the Closing Average Share Price multiplied by 8,250,000 is greater than $60,000,000 but less than or equal to $100,000,000, then (A) the first $60,000,000 in value of the
                 Remaining Shares (computed by multiplying the Closing Average Share Price by the number of Remaining Shares) shall be issued fifty percent (50%) to Stockholders and fifty percent (50%) to Sellers and (B) the balance of the Remaining Shares shall be issued seventy-five percent (75%) to Stockholders and twenty-five percent (25%) to Sellers; or

          (iii) if the Closing Average Share Price multiplied by 8,250,000 is greater than $100,000,000, then (A) the first $60,000,000 in value of the Remaining Shares (computed by multiplying the Closing Average Share Price by the number of Remaining Shares) shall be issued fifty percent (50%) to Stockholders and fifty percent (50%) to Sellers, (B) the next $40,000,000 in value of the Remaining Shares (computed by multiplying the Closing Average Share Price by the number of Remaining Shares) shall be issued seventy-five percent (75%) to Stockholders and twenty-five percent (25%) to Sellers and (C) the balance of the Remaining Shares shall be issued sixty percent (60%) Stockholders and forty percent (40%) to Sellers.

     (b) Within five (5) Business Days after the date the Closing Date Balance Sheet becomes final and binding in accordance with Section 2.3, if Net Worth is less than $2,000,000, Sellers shall cause Bankstream to pay such deficiency to Purchaser and, if such deficiency is not so timely paid to Purchaser, Purchaser and the Sellers Representative shall, at Purchaser's request and option, immediately instruct the Escrow Agent to deliver to Purchaser the number of Indemnity Shares equal to the quotient obtained by dividing (i) the amount of such deficiency by (ii) the Closing Average Share Price.

     (c) On the first anniversary of the Closing Date, Purchaser and the Sellers Representative shall instruct the Escrow Agent to deliver to Sellers and Stockholders certificates representing (i) the Indemnity Shares less (ii) the sum of (A) the number of Indemnity Shares delivered to Purchaser pursuant to
Section 2.2(b) and (B) the number of Indemnity Shares equal to the quotient obtained by dividing (1) any amounts necessary to satisfy any claims theretofore asserted by any Purchaser Indemnified Party pursuant to Article X and resolved pursuant to the provisions thereof and any amounts deemed by Purchaser and the Sellers Representative reasonably necessary to satisfy any claims theretofore asserted by any Purchaser Indemnified Party pursuant to Article X and not yet resolved pursuant to the provisions thereof by (2) the Closing Average Share Price.

     (d) Within five (5) Business Days after the Earn-Out Statement becomes final and binding in accordance with Section 2.4, Purchaser and the Sellers Representative shall instruct the Escrow Agent to (i) deliver to Sellers and Stockholders certificates representing (A) the Accrued Earn-Out Shares less (B) the number of Earn-Out Indemnity Shares equal to the quotient obtained by dividing (y) any amounts deemed by Purchaser and the Sellers Representative reasonably necessary to satisfy any claims theretofore asserted by any Purchaser Indemnified Party pursuant to Article X and not yet resolved pursuant to the provisions thereof by (z) the Closing Average Share Price and (ii) to deliver to Purchaser the remainder obtained by subtracting (A) the Accrued Earn Out Shares from (B) the Earn-Out Shares.

     (e) All certificates for Shares issued hereunder shall be in such names and denominations as the Sellers Representative and the Stockholders Representative shall designate to Purchaser or the Escrow Agent, as the case may be, no later than two (2) Business Days before such issuance is required hereunder. Purchaser shall promptly take all actions reasonably requested by the Sellers Representative to correct any mistake made in the names or denominations of such certificates.

     (f) Any Indemnity Shares delivered to Purchaser under this Section 2.2 shall be treated by Purchaser, Sellers and Stockholders as an adjustment to the Purchaser Price.

     (g) In the event that prior to the Closing Date, there shall have been declared or effected a reclassification, stock split (including a reverse split), stock dividend or stock distribution with respect to Shares, the number of Shares payable as the Purchase Price shall be equitably adjusted to reflect such event.

     2.3  Closing Date Balance Sheet.

     (a) Within thirty (30) days after the Closing Date, Purchaser shall prepare and deliver to the Sellers Representative, at Purchaser's expense, a consolidated balance sheet for the Company and the Subsidiaries as of the Closing Date (the "Closing Date Balance Sheet"), including a calculation of Net Worth, which shall be prepared by Purchaser in accordance with GAAP and the past practices of the Company and the Subsidiaries, except as set forth on

Schedule 2.3. Together with the Closing Date Balance Sheet, Purchaser shall make available to the Sellers Representative the work papers and back-up materials used by Purchaser in preparing the Closing Date Balance Sheet and shall promptly make available such other documents as the Sellers Representative may reasonably request in connection with his review of the Closing Date Balance Sheet. Any information supplied to the Sellers Representative by Purchaser to enable the Sellers Representative to prepare the Closing Date Balance Sheet shall be maintained by the Sellers Representative and Sellers in strict confidence and shall not be disclosed to any Person (other than their accountants, lawyers and other representatives who need to know such information) or used by the Sellers Representative or Sellers for any purpose, except in each case in connection with the matters specifically covered by this Section 2.3.

     (b) Within thirty (30) days after receipt of the Closing Date Balance Sheet, the Sellers Representative shall deliver to Purchaser a written statement describing its objections (if any) to the Closing Date Balance Sheet. If the Sellers Representative does not raise any objections in a written statement within such thirty-day period, the Closing Date Balance Sheet shall become final and binding upon all parties. If the Sellers Representative does raise objections in a written statement within such thirty-day period, and the parties cannot resolve such objections within ten (10) days after the receipt by Purchaser of the Sellers Representative's written statement of objections, any remaining disputes shall be resolved by the Accounting Firm. The Accounting Firm shall be instructed to resolve such disputes within thirty (30) days after its appointment. The resolution of disputes by the Accounting Firm shall be set forth in writing and shall be conclusive and binding upon all parties and the Closing Date Balance Sheet, as modified by such resolution, shall become final and binding upon the date of such resolution. The fees and expenses of the Accounting Firm shall be apportioned by the Accounting Firm based on the degree to which each party's claims were unsuccessful and shall be paid by Purchaser and Bankstream in accordance with such determination. For example, if pursuant to this Section 2.3(b) the Sellers Representative submitted an objection affecting the Net Worth in the amount of $100,000 and prevailed as to $45,000 of the amount, then Bankstream would bear 55% of the fees and expenses of the Accounting Firm. If Bankstream is obligated to pay any fees and expenses of the Accounting Firm pursuant to this Section 2.3(b), Sellers shall cause Bankstream to pay such fees and expenses and hereby unconditionally guarantee such obligations of Bankstream.

     2.4  Earn-Out Statement.

     (a) Within thirty (30) days after December 31, 2001, Purchaser shall prepare and deliver to the Sellers Representative, at Purchaser's expense, a consolidated balance sheet and statement of earnings for the Company and the Subsidiaries as of and for the twelve-month period ended December 31, 2001 (collectively, the "Earn-Out Statement"), including a calculation of (i) Net Revenues and Pretax Profits, which shall be prepared in accordance with GAAP and the past practices of the Company and the Subsidiaries, except as set forth on
Schedule 2.4, and (ii) B2B Trades and B2C Trades, which shall be prepared in accordance with the past practices of the Company and the Subsidiaries. Together with the Earn-Out Statement, Purchaser shall make available to the Sellers Representative the work papers and back-up materials used by Purchaser in preparing the Earn-Out Statement and shall promptly make available such other documents as the Sellers Representative may reasonably request in connection with his review of the Earn-Out Statement. Any information supplied to the Sellers

Representative by Purchaser to enable the Sellers Representative to prepare the Earn-Out Statement shall be maintained by the Sellers Representative and Sellers in strict confidence and shall not be disclosed to any Person (other than their accountants, lawyers and other representatives who need to know such information) or used by the Sellers Representative or Sellers for any purpose, except in each case in connection with the matters specifically covered by this
Section 2.4.

     (b) Within thirty (30) days after receipt of the Earn-Out Statement, the Stockholders Representative shall deliver to Purchaser a written statement describing its objections (if any) to the Earn-Out Statement. If the Sellers Representative does not raise any objections in a written statement within such thirty-day period, the Earn-Out Statement shall become final and binding upon all parties. If the Sellers Representative does raise objections in a written statement within such thirty-day period, and the parties cannot resolve such objections within ten (10) days after the receipt by Purchaser of the Sellers Representative's written statement of objections, any remaining disputes shall be resolved by the Accounting Firm. The Accounting Firm shall be instructed to resolve such disputes within thirty (30) days after its appointment. The resolution of disputes by the Accounting Firm shall be set forth in writing and shall be conclusive and binding upon all parties and the Earn-Out Statement, as modified by such resolution, shall become final and binding upon the date of such resolution. The fees and expenses of the Accounting Firm shall be apportioned by the Accounting Firm based on the degree to which each party's claims were unsuccessful and shall be paid by Purchaser and Bankstream in accordance with such determination. For example, if pursuant to this Section 2.4(b) the Sellers Representative submitted an objection affecting the Net Revenues in the amount of $100,000 and prevailed as to $45,000 of the amount, then Bankstream would bear 55% of the fees and expenses of the Accounting Firm. If Bankstream is obligated to pay any fees and expenses of the Accounting Firm pursuant to this Section 2.4(b), Sellers shall cause Bankstream to pay such fees and expenses and hereby unconditionally guarantee such obligations of Bankstream.

     2.5  Allocation of Purchase Price.

     The Purchase Price shall be allocated among the assets of TradeCast Investments and its Subsidiaries in the following manner:

     (a) first, to accounts receivable, the amount thereof reflected on the Closing Date Balance Sheet (face amount less reserves);

     (b) second, to furniture, fixtures, and equipment, the adjusted federal income tax basis thereof as of the Closing Date; and

     (c) the remaining Purchase Price shall be allocated among goodwill and other assets of TradeCast Investments and the Subsidiaries existing as of the Closing Date, in the manner determined under Section 755 of the Code and the regulations thereunder.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each Seller represents and warrants to Purchaser as follows:

     3.1 Due Incorporation. Each Seller is duly organized and validly existing under the laws of its respective jurisdiction of organization, with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted.

     3.2  Due Authorization.

     (a) Each Seller has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of this Agreement and its Related Agreements have been duly and validly approved by the general partner and the requisite portion of the limited partners of such Seller, and no other actions or proceedings on the part of such Seller are necessary to authorize this Agreement, its Related Agreements and the transactions contemplated hereby and thereby. Each Seller has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. Assuming the due authorization, execution and delivery of this Agreement and its Related Agreements by each other party hereto or thereto, this Agreement constitutes legal, valid and binding obligations of each Seller and each Seller's Related Agreements constitute (or upon execution and delivery by such Seller will constitute) legal, valid and binding obligations of such Seller, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

     3.3  Consents and Approvals; Authority Relative to this Agreement.

     (a)  Except under the HSR Act and the NASD Rules and as set forth on
Schedule 3.3(a), no consent, authorization or approval of, filing or registration with, waiver of any option or right of first refusal or first offer from, or cooperation from, any Governmental Authority or any other Person is necessary in connection with the execution, delivery and performance by Sellers of this Agreement or their respective Related Agreements or the consummation of the transactions contemplated hereby or thereby.

     (b) Except as set forth on Schedule 3.3(b), the execution, delivery and performance by Sellers of this Agreement and their respective Related Agreements do not and will not (i) violate any Law applicable to or binding on any Seller or any of its respective assets or properties; (ii) result in or constitute a circumstance which, without regard to any grace period or notice requirement or both, would violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, or result in the creation of any Lien upon any of the assets or properties of any Seller under, any material Contract to which any Seller is a party or by which any Seller or any of its respective assets or properties are bound; or (iii) violate or conflict with any provision of the partnership agreement of any Seller.

     3.4  Capitalization.

     (a) All of the Interests are owned by Sellers, free and clear of any and all Liens.

     (b) The assignments, endorsements, stock powers and other instruments of transfer delivered by Sellers to Purchaser at the Closing will be sufficient to transfer Sellers' entire interest, legal and beneficial, in the Interests. Sellers have full power and authority to convey good and marketable title to all of the Interests, and upon transfer to Purchaser of the certificates, if any, representing the Interests, Purchaser will receive good and marketable title to the Interests, free and clear of all Liens.

     3.5 Litigation. There are claims, actions, suits, proceedings, investigations, charges, prosecutions or other litigation pending or, to the knowledge of Sellers, threatened by or against any Seller or any Affiliate thereof with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby, and, to the knowledge of Sellers, there is no valid basis for any such claim, action, suit, proceeding, investigation, charge, prosecution or litigation.

     3.6 Improper and Other Payments. No Seller nor any director, officer, manager, stockholder, partner, member, employee, agent or representative of any Seller, nor any Person acting on behalf of any of them, has made, paid or received any bribes, kickbacks or other similar payments to or from any Person, whether lawful or unlawful, or made any improper foreign payment (as defined in the Foreign Corrupt Practices Act), with respect to the Company or any Subsidiary. No contributions have been made by any Seller, directly or indirectly, to a domestic or foreign political party or candidate with respect to the Company or any Subsidiary.

     3.7 Brokers. No Seller has used any broker or finder in connection with the transactions contemplated hereby, other than JP Morgan H&Q (formerly known as Chase H&Q), and neither Purchaser nor any Affiliate of Purchaser has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by any Seller or any Affiliate thereof in connection with any of the transactions contemplated by this Agreement or the Related Agreements.

     3.8  Investment Representations.

     (a) Each Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in Purchaser. Each Seller is an "accredited investor" as such term is defined in Regulation D under the Securities Act.

     (b) Each Seller is acquiring the Shares for its own account with the present intention of holding such securities for purposes of investment, and it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws, without prejudice to such Sellers' rights to sell or otherwise dispose of such Shares pursuant to registration under the Securities Act or pursuant to an exemption from registration under the Securities Act.

     (c) Each Seller has been provided with sufficient information regarding an investment in Purchaser to enable it to adequately evaluate its investment and has been provided with all information regarding its investment that it has requested. Each Seller has had an opportunity to discuss its investment in Purchaser with management and to ask questions of management regarding the investment, which questions were answered to its satisfaction.

     (d) Each Seller acknowledges that the Shares are being issued without registration under the Securities Act pursuant to an exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the accuracy of such Seller's representations and warranties contained herein. Each Seller acknowledges that the Shares must be held until registered under the Securities Act or unless an exemption from such registration is available.

     3.9 Accuracy of Statements. Neither this Agreement nor any schedule or certificate furnished or to be furnished at the Closing by or on behalf of any Seller to Purchaser or any representative or Affiliate of Purchaser in connection with this Agreement, any Related Agreement or any of the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Sellers as follows:

     4.1 Due Incorporation. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted.

     4.2 Due Authorization. Purchaser has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and its Related Agreements have been duly and validly approved by the board of directors of Purchaser, and no other actions or proceedings on the part of Purchaser are necessary to authorize this Agreement, its Related Agreements and the transactions contemplated hereby and thereby. Purchaser has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. Assuming the due authorization, execution and delivery of this Agreement and its Related Agreements by each other party hereto or thereto, this Agreement constitutes legal, valid and binding obligations of Purchaser and Purchaser's Related Agreements constitute (or upon execution and delivery by Purchaser will constitute) legal, valid and binding obligations of Purchaser, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

     4.3  Consents and Approvals; Authority Relative to this Agreement.

     (a)  Except under the HSR Act and the NASD Rules and except as set forth on
Schedule 4.3, no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person is necessary in connection with the execution, delivery and performance by Purchaser of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby.

     (b) Except as set forth on Schedule 4.3, the execution, delivery and performance by Purchaser of this Agreement and its Related Agreements do not and will not (i) violate any Law applicable to or binding on Purchaser or any of its assets or properties; (ii) result in or constitute a circumstance which, without regard to any grace period or notice requirement or both, would violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, or result in the creation of any Lien upon any of the assets or properties of Purchaser under, any Contract to which Purchaser is a party or by which Purchaser or any of its assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of Purchaser or indebtedness secured by its assets or properties; or (iv) violate or conflict with any provision of the certificate of incorporation or by-laws of Purchaser.

     4.4 Litigation. There are no claims, actions, suits, proceedings, investigations, charges, prosecutions or other litigation pending or, to the best knowledge of Purchaser, threatened by or against Purchaser or any of its Affiliates (a) with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby or (b) which could reasonably be expected to have a Material Adverse Effect on Purchaser or the value of the Shares, and Purchaser has no reason to believe that there is a valid basis for any such claim, action, suit, proceeding, investigation, charge, prosecution or litigation.

     4.5 Public Reports. Purchaser has made or will make available to Sellers each registration statement, report, proxy statement or information statement filed by Purchaser since September 25, 1998 with the Securities and Exchange Commission (the "Public Reports"). As of their respective dates, the Public Reports complied as to form in all material respects with all applicable requirements under the Securities Act, the Exchange Act and the rules and regulations thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

     4.6 No Adverse Effects or Changes. Since December 29, 2000, there has been no Material Adverse Change to Purchaser.

     4.7 Brokers. Purchaser has used no broker or finder in connection with the transactions contemplated hereby, other than Deutsche Banc Alex. Brown, and no Seller or any Affiliate thereof has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by Purchaser or any of its Affiliates in connection with any of the transactions contemplated by this Agreement or the Related Agreements.

                                    ARTICLE V

                                    COVENANTS

     5.1 Implementing Agreement. Subject to the terms and conditions hereof, each party hereto shall use all commercially reasonable efforts to fulfill its obligations under the terms of this Agreement and otherwise to facilitate the consummation of the transactions contemplated hereby.

     5.2 Access to Information and Facilities. From and after the date of this Agreement until the Closing Date, Sellers shall (a) give Purchaser and its representatives reasonable access during normal business hours to all of the facilities, properties, books, records and Contracts of the Company and the Subsidiaries, (b) make the officers and employees of the Company and the Subsidiaries available to Purchaser and its representatives as Purchaser and its representatives shall from time to time reasonably request, (c) give Purchaser and its representatives reasonable opportunity to communicate with the significant customers of the Company and the Subsidiaries, as Purchaser and its representatives shall from time to time reasonably request, and (d) furnish Purchaser and its representatives with all information concerning the Company and the Subsidiaries which Purchaser or its representatives reasonably request.

     5.3 Preservation of Business. From the date of this Agreement until the Closing Date, Sellers shall cause the Company and the Subsidiaries to operate in the ordinary and usual course of business and consistent with past practice, and shall utilize their commercially reasonable efforts to (a) preserve intact the present business organization and personnel of the Company and the Subsidiaries,
(b) preserve the good will and advantageous relationships of the Company and the Subsidiaries with customers, suppliers, employees, independent contractors of the Company and the Subsidiaries and other Persons material to the operation of their business, (c) not permit any action or omission which would cause any of the representations or warranties of Sellers contained herein to become inaccurate or any of the covenants of Sellers to be breached.

     5.4 Consents and Approvals. From the date of this Agreement until the Closing Date, Purchaser and Sellers shall use all commercially reasonable efforts to obtain all consents, approvals, certificates and other documents that are required in connection with the performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby. Sellers shall, and shall cause the Company and the Subsidiaries to, promptly make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing Date by or on behalf of Sellers, the Company, any Subsidiary or any Affiliate thereof pursuant to any applicable Law in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. Purchaser shall promptly make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing Date by or on behalf of Purchaser or any of its Affiliates pursuant to any applicable Law in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.

     5.5  Supplemental Information.

     (a) From time to time prior to the Closing Date, Sellers shall promptly disclose in writing to Purchaser any matter known to Sellers and hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to Purchaser (or any of its representatives) or which would render inaccurate any of the representations, warranties or statements set forth in Article III. Any such disclosure shall supplement or amend the appropriate Schedule hereto. No such supplement or amendment to any Schedule shall be deemed to cure any breach for purposes of
Section 6.1. In all other respects, any such supplement and amendment will be effective to cure and correct for all purposes any breach of any representation or warranty that would have existed if Seller had not made such supplement or amendment, and all references to any Schedule hereto that is supplemented or amended as provided in this Section 5.5 shall for all purposes (except as provided in the immediately preceding sentence) be deemed to be a reference to such Schedule as so supplemented or amended.

     (b) From time to time prior to the Closing Date, Purchaser shall promptly disclose in writing to Sellers any matter known to Purchaser and hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to Sellers (or any of their representatives) or which would render inaccurate any of the representations, warranties or statements set forth in Article IV. Any such disclosure shall supplement or amend the appropriate Schedule hereto. No such supplement or amendment to any Schedule shall be deemed to cure any breach for purposes of
Section 7.1. In all other respects, any such supplement and amendment will be effective to cure and correct for all purposes any breach of any representation or warranty that would have existed if Purchaser had not made such supplement or amendment, and all references to any Schedule hereto that is supplemented or amended as provided in this Section 5.5 shall for all purposes (except as provided in the immediately preceding sentence) be deemed to be a reference to such Schedule as so supplemented or amended.

     5.6  Confidentiality.

     (a) For a period of eighteen (18) months after the Closing Date, Sellers shall, and shall cause each of their respective Affiliates to, maintain all non-public or confidential information relating to the Company, any Subsidiary or their respective operations in strict confidence and not disclose to any Person or use any such information for any purpose; provided, that such restrictions shall not apply to (i) any information which becomes publicly available after the Closing Date through no fault of Sellers or any of their respective Affiliates, (ii) any information which after the Closing Date is legitimately received by Sellers or any of their respective Affiliates from a third party (provided such third party is not known by Sellers or any of their respective Affiliates to be bound by an obligation of secrecy) and (iii) any disclosure required by Law or any Governmental Authority, so long as notice of such disclosure is given to Purchaser prior to making such disclosure and Sellers cooperate with Purchaser as Purchaser may reasonably request to resist such disclosure.

     (b) At all times prior to and for a period of eighteen (18) months after the Closing Date, whether or not the Closing has occurred, Sellers shall, and shall cause their respective Affiliates to, maintain in strict confidence all non-public or confidential information relating to Purchaser or any of its Affiliates obtained by Sellers or any of their respective Affiliates in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby and not disclose to any Person (other than their employees, attorneys, accountants and advisors who need to know such information) or use any such information for any purpose (except in connection with the transactions contemplated hereby and by the Related Agreements); provided, that such restrictions shall not apply to (i) any information which becomes publicly available after the date of disclosure by Purchaser through no fault of any Seller or any of their respective Affiliates, (ii) any information which is legitimately received by Sellers or any of their respective Affiliates from a third party (provided such third party is not known by any Seller any of their respective Affiliates to be bound by an obligation of secrecy) or (iii) any disclosure required by Law or any Governmental Authority, so long as notice of such disclosure is given to Purchaser prior to making such disclosure and Sellers cooperate with Purchaser as Purchaser may reasonably request to resist such disclosure.

     (c) If this Agreement is terminated, upon the request of Purchaser, Sellers shall promptly return any written materials they or any of their respective Affiliates have received from Purchaser or its Affiliates or their representatives or employees in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby, together with any copies of such materials made by them, and shall deliver to Purchaser such reports, compilations and other information prepared or obtained by Sellers or their Affiliates or their representatives or employees related to Purchaser or any of its Affiliates in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby.

     (d) At all times prior to and for a period of eighteen (18) months after the Closing Date, whether or not the Closing has occurred, Purchaser shall, and shall cause its respective Affiliates to, maintain in strict confidence all non-public or confidential information relating to (i) Sellers (and, if the Closing does not occur, the Company and the Subsidiaries) or any of their respective Affiliates and (ii) the Bankstream Assets, in each case obtained by Purchaser or any of its Affiliates in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby and not disclose to any Person (other than their employees, attorneys, accountants and advisors who need to know such information) or use any such information for any purpose (except in connection with the transactions contemplated hereby and by the Related Agreements); provided, that such restrictions shall not apply to (i) any information which becomes publicly available after the date of disclosure by Sellers or any of their respective Affiliates through no fault of Purchaser or any of its Affiliates, (ii) any information which is legitimately received by Purchaser or any of its Affiliates from a third party (provided such third party is not known by Purchaser or any of its Affiliates to be bound by an obligation of secrecy) or (iii) any disclosure required by Law or any Governmental Authority, so long as notice of such disclosure is given to Sellers prior to making such disclosure and Purchaser cooperates with Sellers as Sellers may reasonably request to resist such disclosure.

     (e) If this Agreement is terminated, upon the request of Sellers, Purchaser shall promptly return any written materials it or any of its Affiliates has received from Sellers or their respective Affiliates or their representatives or employees in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby, together with any copies of such materials made by them, and shall deliver to Sellers such reports, compilations and other information prepared or obtained by Purchaser or its Affiliates or their representatives or employees related to Sellers or any of their Affiliates in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby.

     5.7 Exclusivity. Prior to the Closing Date, Sellers shall not, and shall not permit the Company or any Subsidiary or any of their respective directors, officers, managers, stockholders, partners, members, employees, representatives, agents or Affiliates to, directly or indirectly, solicit, initiate, encourage, respond favorably to, permit or condone inquiries or proposals from, or provide any non-public confidential information to, or participate in any discussions or negotiations with, any Person (other than Purchaser, its Affiliates and their respective directors, officers, employees, representatives and agents) concerning (a) any merger, sale of assets not in the ordinary course of business (other than the Bankstream Assets), acquisition, business combination, change of control or other similar transaction involving the Company, any Subsidiary or any division of the Company or any Subsidiary, (b) any purchase or other acquisition by any Person of any Interest or (c) any sale or issuance by the Company or any Subsidiary of any shares of its capital stock or capital interests. Sellers will promptly advise Purchaser of, and communicate to Purchaser the terms and conditions of (and the identity of the Person making), any such inquiry or proposal received.

     5.8  Tax Matters.

     (a) After the Closing, Sellers shall make available to Purchaser, at Purchaser's expense, such records related to the Company and the Subsidiaries as are in the possession of Sellers and as Purchaser may require for the preparation of any Tax Returns or other similar reports or forms required to be filed by Purchaser, the Company or any Subsidiary and such records as Purchaser may require for the defense of any audit, examination, administrative appeal or litigation of any such Tax Return or other similar report or form. After the Closing, Purchaser shall make available to Sellers, at Seller's expense, such records relating to the Company and the Subsidiaries as Sellers may require for the preparation of any Tax Returns or other similar reports or forms required to be filed by Sellers and such records as Sellers may require for the defense of any audit, examination, administrative appeal or litigation or any such Tax Return or other similar report or form.

     (b) The Sellers Representative and the Stockholders Representative shall have the right to prepare any Tax Returns or other similar reports or forms required to be filed by the Company or any of the Subsidiaries for tax periods ending prior to the Closing Date, including making proper "reverse section 704(c) allocations" as defined in Treasury Regulations ss.1.704-3(a)(6)(i). The Sellers Representative and the Stockholders Representative shall also have the right to prepare all Tax Returns for Bankstream. The Sellers Representative and the Stockholders Representative shall not in any Tax Return referred to in this
Section 5.8(b) provide for any allocation that would, artificially or in a manner inconsistent with past practices, have the effect of giving rise to taxable income or gain of the Company or any Subsidiary in a taxable period ending after the Closing Date without the receipt or entitlement to a corresponding amount of cash.

     (c) Tax Returns for tax periods ending after Closing shall be prepared by Purchaser. Tax Returns for the taxable year in which the Closing occurs shall be subject to the following:

          (i) allocations of income, gain, loss, and deduction shall be made on an interim closing of the books method of accounting effective as of the Closing Date and shall otherwise be consistent with past practices of TradeCast Investments and the Subsidiaries;

          (ii) "reverse section 704(c) allocations" shall be made consistently with the partnership returns of TradeCast Investments and the Subsidiaries for the taxable year ended December 31, 2000; and

          (iii) reporting in respect of Sellers' disposition of the Interests for purposes relevant to Section 469 of the Code shall be consistent with Sellers' reasonable instructions to Purchaser given on or before March 1, 2002.

     5.9  Preservation of Books and Records; Access.

     (a)  For a period of seven years after the Closing Date, Purchaser shall
(i) preserve and retain all corporate, accounting, legal, auditing and other books and records of the Company and the Subsidiaries (including any documents relating to actions, suits, proceedings or investigations by any Governmental Authority or any other Person) relating to the Company and the Subsidiaries and the conduct of their businesses prior to the Closing Date or (ii) offer such books and records to Sellers. Notwithstanding the forgoing, if Purchaser offers such books and records to Sellers and Sellers decline to take possession thereof, Purchaser may dispose of such books and records.

     (b) After the Closing Date, Purchaser shall cause the Company and the Subsidiaries to (i) give Sellers and their representatives reasonable access during normal business hours to the books and records of the Company and the Subsidiaries and (ii) make the officers and employees of the Company and the Subsidiaries available to Sellers and their representatives, in each case in connection with any claim, action, suit, proceeding, investigation, charge, prosecution or other litigation involving Sellers and relating to the Company and the Subsidiaries and the conduct of their business prior to the Closing Date.

     5.10 Indemnification of Officers, Directors, Managers, Partners, Members and Stockholders. From and after the Closing, each Person who is or was an officer, director, manager, partner, member, stockholder or other Person serving in any capacity on behalf of the Company or any Subsidiary shall continue to be entitled to all indemnities provided to such Person as of immediately prior to the Closing that are provided by Law or contained in the certificate of incorporation, by-laws, certificate of formation, limited liability company agreement, certificate of limited partnership or limited partnership agreement of the Company or any Subsidiary, as the case may be, in each case as such are constituted as of immediately prior to the Closing. Purchaser shall not, and Purchaser shall cause the Company and the Subsidiaries not to, take any action to restrict or limit, with respect to any such Person, the scope of or Persons covered by such indemnities from and after the Closing.

                                   ARTICLE VI

                       CONDITIONS PRECEDENT TO OBLIGATIONS
                                  OF PURCHASER

     The obligations of Purchaser under Article II of this Agreement are subject to the satisfaction or waiver by Purchaser of the following conditions precedent on or before the Closing Date:

     6.1 Warranties True as of Both Present Date and Closing Date. The representations and warranties of Sellers contained herein and in the Related Agreements shall have been accurate, true and correct on and as of the date hereof or of the Related Agreements, respectively, and, except to the extent that any such representation or warranty is made solely as of the date hereof or as of another date earlier than the Closing Date, shall also be accurate, true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by Sellers on and as of the Closing Date.

     6.2 Compliance with Agreements and Covenants. Sellers shall have performed and complied in all material respects with all of their respective covenants, obligations and agreements contained in this Agreement and in their Related Agreements to be performed and complied with by them on or prior to the Closing Date.

     6.3 Certificate of Compliance. Sellers shall have delivered to Purchaser a certificate dated as of the Closing Date, signed by Sellers, certifying as to compliance with Section 6.1 and Section 6.2.

     6.4 Consents and Approvals. Purchaser shall have received written evidence reasonably satisfactory to Purchaser that all consents and approvals set forth on Schedule 3.3(a) and marked with an asterisk have been obtained.

     6.5 Hart-Scott-Rodino. The applicable waiting period under the HSR Act shall have expired or have been earlier terminated without action by the Justice Department or the Federal Trade Commission to prevent consummation of the transactions contemplated by this Agreement.

     6.6 NASD. The Company or the appropriate Subsidiary shall have received approval from the NASD for the consummation of the transactions contemplated hereby under NASD Rule 1017.

     6.7 No Material Adverse Change. No Material Adverse Change to the Company shall have occurred and no event shall have occurred which, in the reasonable judgment of Purchaser, may have a Material Adverse Effect on the Company.

     6.8 Actions or Proceedings. No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which enjoins, restrains, prohibits or results in substantial damages in respect of, or could enjoin, restrain, prohibit or result in substantial damages in respect of, any provision of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby or thereby.

     6.9 Merger. The Merger shall have been consummated (or simultaneously with the Closing shall be consummated) in accordance with the terms of the Merger Agreement.


                                   ARTICLE VII

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

     The obligations of Sellers under Article II of this Agreement are subject to the satisfaction or waiver by Sellers of the following conditions precedent on or before the Closing Date:

     7.1 Warranties True as of Both Present Date and Closing Date. The representations and warranties of Purchaser contained herein and in its Related Agreements shall have been accurate, true and correct on and as of the date hereof and of the Related Agreements, respectively, and, except to the extent that any such representation or warranty is made solely as of the date hereof or as of another date earlier than the Closing Date, shall also be accurate, true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by Purchaser on and as of the Closing Date.

     7.2 Compliance with Agreements and Covenants. Purchaser shall have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement and in its Related Agreements to be performed and complied with by it on or prior to the Closing Date.

     7.3 Certificate of Compliance. Purchaser shall have delivered to Sellers a certificate dated as of the Closing Date, signed by the President or a Vice President of Purchaser on behalf of Purchaser, certifying as to compliance with
Section 7.1 and Section 7.2.

     7.4 Consents and Approvals. Sellers shall have received all consents and approvals set forth on Schedule 3.3(a) and marked with an asterisk.

     7.5 Hart-Scott-Rodino. The applicable waiting period under the HSR Act shall have expired or have been earlier terminated without action by the Justice Department or the Federal Trade Commission to prevent consummation of the transactions contemplated by this Agreement.

     7.6 NASD. Purchaser shall have received approval from the NASD for the consummation of the transactions contemplated hereby under NASD Rule 1017.

     7.7 No Material Adverse Change. No Material Adverse Change to Purchaser shall have occurred and no event shall have occurred which, in the reasonable judgment of Sellers, may have a Material Adverse Effect on Purchaser.

     7.8 Actions or Proceedings. No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which enjoins, restrains, prohibits or results in substantial damages in respect of, or could enjoin, restrain, prohibit or result in substantial damages in respect of, any provision of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby or thereby.

     7.9 Merger. The Merger shall have been consummated (or simultaneously with the Closing shall be consummated) in accordance with the terms of the Merger Agreement.

                                  ARTICLE VIII

                                     CLOSING

     8.1 Closing. Unless the parties otherwise agree, the Closing shall take place at such location and time of day as Purchaser and the Sellers Representative shall mutually agree on the date three (3) Business Days after the satisfaction or waiver of the conditions precedent set forth in Sections 6.4, 6.5, 6.6, 7.4, 7.5 and 7.6 shall have occurred. The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, the close of business on the Closing Date.

     8.2 Deliveries by Sellers. At the Closing, in addition to any other documents or agreements required under this Agreement, Sellers shall deliver to Purchaser the following:

          (a) certificates, if any, evidencing all of the Interests, which certificates shall be duly endorsed in blank or accompanied by stock powers duly executed in blank;

          (b) evidence, in form reasonably satisfactory to Purchaser, that all consents and approvals set forth on Schedule 3.3(a) with respect to Sellers and marked with an asterisk have been obtained;

          (c) a certificate of the secretary of the general partner of the general partner of each of ForTradeCast L and ForTradeCast S certifying resolutions of the general partner approving and authorizing the execution, delivery and performance of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the individuals signing on behalf of ForTradeCast L and ForTradeCast S);

          (d) an opinion, dated the Closing Date, of Kelly, Hart & Hallman, counsel to Sellers, in form and substance satisfactory to Purchaser and to the effect set forth in Exhibit F;

          (e) the Employment Agreements duly executed by each of Robert L. Earthman, Jr., James F. Howell and Manmeet Singh;

          (f) the Escrow Agreement duly executed by Sellers and Stockholders;

          (g) the License Agreement duly executed by Bankstream;

          (h) the Stockholders Agreement duly executed by Sellers and Stockholders;

          (i) the Audited 2000 Financials; and

          (j) such other documents and instruments as may be required by any other provision of this Agreement or any Related Agreement or as may reasonably be required to consummate the Closing.

     8.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Sellers the following:

          (a) a certificate of Purchaser's secretary certifying resolutions of its board of directors approving this Agreement and its Related Agreements and the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Purchaser);

          (b) an opinion, dated the Closing Date, of Mayer, Brown & Platt, counsel for Purchaser, in form and substance satisfactory to Sellers and to the effect set forth in Exhibit G;

          (c) the Employment Agreements duly executed by Purchaser;

          (d) the Escrow Agreement duly executed by Purchaser;

          (e) the License Agreement duly executed by Purchaser; and

          (f) the Stockholders Agreement duly executed Purchaser.

                                   ARTICLE IX

                                   TERMINATION

     9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time on or prior to the Closing
Date:

          (a) with the mutual consent of the Sellers Representative, the Stockholders Representative and Purchaser;

          (b) by the Sellers Representative or Purchaser, if the Closing shall not have taken place on or before March 30, 2001; provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to (i) the Sellers Representative if the failure of any Seller to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date or
     (ii) Purchaser if the failure of Purchaser to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

          (c) by Purchaser, if there shall have been a material breach of any covenant, representation or warranty of Sellers hereunder, and such breach shall not have been remedied within ten (10) Business Days after receipt by the Sellers Representative of a notice in writing from Purchaser specifying the breach and requesting such be remedied;

          (d) by the Sellers Representative, if there shall have been a material breach of any covenant, representation or warranty of Purchaser hereunder, and such breach shall not have been remedied within ten (10) Business Days after receipt by Purchaser of notice in writing from the Sellers Representative specifying the breach and requesting such be remedied; or

          (e) by the Sellers Representative or Purchaser if the Merger Agreement is terminated for any reason.

     9.2  Effect of Termination. If this Agreement is terminated pursuant to
Section 9.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 3.7 (brokers), 4.7 (brokers), 5.6 (confidentiality), 11.1 (expenses), 11.8 (publicity) and 11.15 (waiver of jury trial), which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior intentional breach of this Agreement.

                                    ARTICLE X

                                 INDEMNIFICATION

     10.1 Survival. The representations and warranties of the parties hereto contained in this Agreement and the Related Agreements shall only survive the Closing for a period of one (1) year. The covenants and obligations of the parties contained in this Agreement and the Related Agreements shall only survive the Closing for a period of one (1) year, except for the covenants and obligations of the parties contained in the Excluded Covenants, which shall survive as provided therein, or if not so provided, indefinitely. For purposes of this Article X, the term "Related Agreements" shall exclude the Employment Agreements, the Escrow Agreement, the License Agreement and the Stockholders Agreement. The parties hereto agree that the provisions of this Article X shall not apply to the Employment Agreements, the Escrow Agreement, the License Agreement or the Stockholders Agreement, and that any breach of any provision of any such agreement shall be the sole responsibility of the breaching party thereto as provided in such agreement.

     10.2 Indemnification by Sellers. Subject to the provisions of this Article X, each Seller agrees to indemnify each of the Purchaser Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:

          (a) any breach of or any inaccuracy in any representation or warranty made by any Seller in this Agreement or any Related Agreement or any certificate delivered by any Seller at the Closing;

          (b) any breach of or failure by any Seller or the Sellers Representative to perform any covenant or obligation of any Seller or the Sellers Representative contained in this Agreement or any Related Agreement or any certificate delivered by any Seller at the Closing;

          (c) any breach of or any inaccuracy in any representation or warranty made by the Company or any Stockholder in the Merger Agreement or any Related Agreement or any certificate delivered by the Company or any Stockholder at the Closing;

          (d) any breach of or failure by the Company to perform any covenant or obligation of the Company required to be performed or complied with on or prior to the Closing Date contained in the Merger Agreement or any Related Agreement or any certificate delivered by the Company at the Closing;

          (e) any breach of or failure by the any Stockholder or the Stockholders Representative to perform any covenant or obligation of the Stockholder or the Stockholders Representative contained in the Merger Agreement or any Related Agreement or any certificate delivered by any Stockholder at the Closing; or

          (f) all Taxes that have become due and payable during, or which have accrued with respect to the Company or any Subsidiary for, any period included in the Tax Indemnification Period and that have not been paid prior to the Closing Date or reserved on the Closing Date Balance Sheet (it being understood that any Taxes attributable to the Company or any Subsidiary payable as a result of an audit of any Tax Return shall be deemed to have accrued in the period to which such Taxes are attributable);

provided, that no Seller shall have any liability under this Section 10.2 unless a notice of the Purchaser Indemnified Party's claim shall have been given to the Sellers Representative and the Stockholders Representative not later than the close of business on the first anniversary of the Closing Date, except with respect to claims for breaches of Excluded Covenants.

     10.3 Indemnification by Purchaser. Subject to the provisions of this
Article X, Purchaser agrees to indemnify each Seller Indemnified Party against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:

          (a) any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement, the Merger Agreement or any Related Agreement or any document delivered by Purchaser at the Closing;

          (b) any breach of or failure by Purchaser to perform any covenant or obligation of Purchaser contained in this Agreement, the Merger Agreement or any Related Agreement or any certificate delivered by Purchaser at the Closing; or

          (c) any event, occurrence, act or omission of the Company or any Subsidiary after the Closing Date, other than an event, occurrence, act or omission of the Company or any Subsidiary that forms the basis for a right of any Purchaser Indemnified Party to indemnification pursuant to Section 10.2;

provided, that Purchaser shall have no liability under Section 10.3(a) or (b) unless a notice of the Seller Indemnified Party's claim shall have been given to Purchaser not later than the close of business on the first anniversary of the Closing Date, except with respect to claims for breaches of Excluded Covenants.

     10.4 Limitations on Indemnification.

     (a)  Sellers and Stockholders shall have no liability pursuant to this
Article X (other than for any breach of or failure by any Seller or the Sellers Representative to perform any covenant or obligation of any Seller or the Sellers Representative set forth in Sections 2.2(b)-(e), 2.3 (but only with respect to the payment of fees and expenses by Bankstream and the Sellers' guaranty related thereto) or 2.4 (but only with respect to the payment of fees and expenses by Bankstream and the Sellers' guaranty related thereto) or any breach of or failure by any Stockholder or the Stockholders Representative to perform any covenant or obligation of any Stockholder or the Stockholders Representative set forth in Section 2.2(b)(e), 2.3 (but only with respect to the payment of fees and expenses by Bankstream and the Stockholders' guaranty related thereto) or 2.4 (but only with respect to the payment of fees and expenses by Bankstream and the Stockholders' guaranty related thereto) of the Merger Agreement) unless and until the aggregate amount of all Losses incurred or suffered by the Purchaser Indemnified Parties exceeds the Deductible Amount, after which time the Purchaser Indemnified Parties shall be entitled to recover only those Losses which exceed the Deductible Amount, and Sellers and Stockholders shall have no liability pursuant to this Article X for any Losses incurred or suffered by the Purchaser Indemnified Parties that in the aggregate are in excess of the Indemnification Cap.

     (b) The amount of any Losses incurred or suffered by any Indemnified Person shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Person (or any of its Affiliates) with respect to such Losses and (ii) any recoveries obtained by the Indemnified Person (or any of its Affiliates) from any third parties with respect to such Losses. Each Indemnified Person shall use all commercially reasonably efforts to obtain such proceeds and recoveries. If any such proceeds or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after an Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person (or such Affiliate) shall pay to the Indemnifying Person the amount of such proceeds or recoveries (up to the amount of the Indemnifying Person's payment). Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person will, to the extent of such payment, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any insurance company or other third party in respect of the Losses to which such payment relates. Such Indemnified Person (and its Affiliates) and such Indemnifying Person will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

     10.5 Claims. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Article X that does not involve a claim, or the commencement of any suit, action or proceeding, of the type described in
Section 10.6, the Indemnified Person shall promptly give notice to the Indemnifying Person of such claim. Such notice shall specify (in reasonable detail in light of the circumstances then existing) the facts alleged to constitute the basis for such claim, the representations, warranties, covenants and obligations alleged to have been breached and the amount (to the extent then determinable) that the Indemnified Person seeks to recover hereunder from the Indemnifying Person, together with such other information as may be reasonably necessary for the Indemnifying Party to determine that the limitations contained in this
Article X, have been satisfied or do not apply. The Indemnifying Person shall notify the Indemnified Person in writing within thirty (30) calendar days of receiving notice thereof if the Indemnifying Person intends to object to such indemnification claim; provided, that the failure to so notify the Indemnified Person shall not prejudice the Indemnifying Person's rights hereunder.

     10.6 Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto (and not a Purchaser Indemnified Party or a Seller Indemnified Party) for which indemnity may be sought under this Article X. Such notice shall specify (in reasonable detail in light of the circumstances then existing) the facts alleged to constitute the basis for such claim, the representations, warranties, covenants and obligations alleged to have been breached and the amount (to the extent then determinable) that the Indemnified Person seeks to recover hereunder from the Indemnifying Person, together with such other information as may be reasonably necessary for the Indemnifying Party to determine that the limitations contained in this Article X, have been satisfied or do not apply. The Indemnifying Person may, at its own expense, (a) participate in the defense of any such claim, suit, action or proceeding and (b) assume the defense thereof upon notice to the Indemnified Person and the Indemnifying Person's delivering to the Indemnified Person a written agreement that (i) the Indemnified Person is entitled to indemnification pursuant to and subject to the provisions of this Article X for all Losses arising out of such claim, suit, action or proceeding and (ii) the Indemnifying Person shall be liable for the entire amount of any such Loss, subject to the provisions of this Article X. In the event the Indemnifying Person assumes the defense of any such claim, suit, action or proceeding, (y) the Indemnifying Person's counsel shall be reasonably satisfactory to the Indemnified Person and (z) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. If, however, the Indemnified Person reasonably determines in its judgment that representation by the Indemnifying Person's counsel of both the Indemnifying Person and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Person shall pay the reasonable fees and expenses of such separate counsel. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate and reasonably assist in the defense or prosecution thereof.

     10.7 Settlement or Compromise. Without its prior written consent, no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of any settlement or compromise made or caused to be made by the Indemnifying Person of any claim, suit, action or proceeding of the kind referred to in Section 10.6. The Indemnified Person shall give the

Indemnifying Person at least thirty (30) days' notice of any proposed settlement or compromise of any claim, suit, action or proceeding the Indemnified Person is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; provided, that from and after such rejection, the Indemnifying Person shall be have full and complete liability and responsibility for such claim, suit, action or proceeding and for all Losses in connection therewith as well as any and all unindemnifiable Losses in excess of the amount of unindemnifiable Losses which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

     10.8 Failure of Indemnifying Person to Act. In the event that the Indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Person to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations hereunder.

     10.9 Recovery from Indemnity Shares and Earn-Out Indemnity Shares. In the event a Purchaser Indemnified Party is entitled to receive any amount from any Sellers under this Article X, Purchaser shall recover such amount only from the Indemnity Shares and the Earn-Out Indemnity Shares. Purchaser and the Sellers Representative shall instruct the Escrow Agent to deliver to Purchaser the number of Indemnity Shares and/or Earn-Out Indemnity Shares equal to the quotient obtained by dividing (a) the amount of such recovery by (b) the Closing Average Share Price.

     10.10 Net Indemnity Payments. Any amounts payable under Section 10.2 or
Section 10.3 shall be treated by Purchaser and Sellers as an adjustment to the Purchase Price.

     10.11 Exclusive Remedy. Except as set forth in Section 11.14, the provisions of this Article X shall be the sole and exclusive remedies of the Purchaser Indemnified Parties and the Seller Indemnified Parties under or in connection with or pursuant to this Agreement, the Purchase Agreement, the Related Agreements or the transactions contemplated hereby or thereby (including for any breach of or inaccuracy in any representation or warranty or any breach of or failure to perform any covenant set forth in this Agreement, the Purchase Agreement or any Related Agreement made in connection with any of the transactions contemplated hereby or thereby). To the extent that any Purchaser Indemnified Party or Seller Indemnified Party incurs any Losses for which they may assert any other right to indemnification, contribution or recovery, whether under this Agreement, the Purchase Agreement, any Related Agreement or under any Law or otherwise, Purchaser, on behalf of itself and the other Purchaser Indemnified Parties, hereby waives, releases and agrees not to assert such right, and agrees to cause all other Purchaser Indemnified Parties to waive, release and agree not to assert such right, and each Seller, on behalf of itself and the other Seller Indemnified Parties, hereby waives, releases and agrees not to assert such right, and agrees to cause all other Seller Indemnified Parties to waive, release and agree not to assert such right.

     10.12 Time Limits. If any claim for indemnification pursuant to this
Article X is timely asserted in accordance with the provisions hereof, the Indemnified Person shall have the right to bring an action, suit or proceeding to enforce such claim prior to the third anniversary of the Closing Date, and no Indemnified Person shall be entitled to bring such an action, suit or proceeding after such date.

                                   ARTICLE XI

                                  MISCELLANEOUS

     11.1 Expenses. Except as otherwise set forth herein, each party hereto shall bear its own expenses with respect to the transactions contemplated hereby. Purchaser shall pay all fees and expenses incurred in connection with the filing of any pre-merger notification and report forms required by the HSR Act. Sellers shall pay all sales, use, stamp, transfer, service, recording, real estate and like taxes or fees, if any, imposed by any Governmental Authority in connection with the transfer and assignment of the Interests.

     11.2 Amendment. This Agreement may be amended, modified or supplemented but only in a writing signed by Purchaser and each Seller.

     11.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or other wire transmission (receipt confirmed) or (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

     (a)  If to Sellers or the Sellers Representative, addressed as follows:

          FORTRADECAST L PARTNERS, L.P.
          FORTRADECAST S  PARTNERS L.P.
          201 Main Street
          Suite 3200
          Ft. Worth, Texas  76102
          Attention: William P. Hallman
          Phone No.: 817-338-8346
          Facsimile No.: 817-339-7286

          with a copy to:

          KELLY, HART & HALLMAN
          201 Main Street
          Suite 3200
          Ft. Worth, Texas  76102
          Attention:  Wayne Whitham
          Phone No.: 817-878-3554
          Facsimile No.: 817-878-9280

     (b)  If to Purchaser, addressed as follows:

          AMERITRADE HOLDING CORPORATION
          132 National Business Parkway
          Annapolis Junction, Maryland  20701
          Attention: General Counsel
          Phone No.: 240-568-3500
          Facsimile No.: 240-568-3528
          with a copy to:

          MAYER, BROWN & PLATT
          190 South LaSalle Street
          Chicago, Illinois  60603
          Attention: Carol S. Rivers, Esq.
          Phone No.:  (312) 782-0600
          Facsimile No.:  (312) 701-7711

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

     11.4 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty; provided, that the Sellers Representative shall have full power and authority to execute waivers on behalf of Sellers or any of them.

     11.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No assignment of any rights or obligations hereunder shall be made by any Seller without the written consent of Purchaser and no assignment of any rights or obligations hereunder shall be made by Purchaser to any Person without the written consent of the Sellers Representative.

     11.7 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, the Persons described in Article X, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

     11.8 Publicity. At all times prior to the Closing Date, whether or not the Closing has occurred, no disclosure, public announcement or other publicity regarding the existence of this Agreement or its contents or the transactions contemplated hereby shall be made by Purchaser or any Seller or any of their respective Affiliates, officers, directors, managers, stockholders, partners, members, employees, representatives or agents, without the prior written agreement of Purchaser and the Sellers Representative, in any case, as to form, content, timing and manner of distribution or publication; provided, that nothing in this Section 11.8 shall prevent any party from (a) making any disclosure or public announcement required by Law or the rules of any stock exchange so long as such party consults the other parties as to the form, content, timing and manner of distribution or publication, (b) discussing this Agreement or its contents or the transactions contemplated hereby with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions or whose assistance is required to consummate the transactions contemplated hereby or (c) enforcing its rights hereunder.

     11.9 Further Assurances. Upon the reasonable request of Purchaser, Sellers shall on and after the Closing Date execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser title to, the Interests, and to otherwise carry out the purposes of this Agreement. Upon the reasonable request of Sellers, Purchaser shall on and after the Closing Date execute and deliver to Sellers such other documents, releases, assignments and other instruments as may be required to effectuate the terms of this Agreement and to otherwise carry out the purposes of hereof.

     11.10 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue that reflects the intentions of the parties.

     11.11 Entire Understanding. This Agreement, the Merger Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and supersede any and all prior agreements, arrangements and understandings among the parties relating to the subject matter hereof, including, after the Closing Date, the term sheet and letter agreement, dated January 3, 2001, between Purchaser and TradeCast Investments and the Confidentiality Agreement, dated June 15, 2000, between Purchaser and TradeCast Investments, which shall be terminated as of the Closing Date.

     11.12 Sellers Representative. Each Seller hereby irrevocably authorizes and appoints William P. Hallman as its true and lawful attorney and representative (the "Sellers Representative") with full power and authority to take any and all actions and execute any and all documents specified in this Agreement or any Related Agreement as being within the authority of the Sellers Representative. William P. Hallman hereby accepts his appointment as the Sellers Representative and agrees to perform all of the duties of the Sellers Representative hereunder. If the Sellers Representative shall die or become incapacitated, the Sellers shall promptly appoint a successor Person to act as the Sellers Representative.

     11.13 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

     11.14 Specific Performance. Each party to this Agreement recognizes and affirms that in the event of breach by it of Section 5.6 money damages would be inadequate and the other parties hereto would have no adequate remedy at law. Accordingly, each party to this Agreement agrees that each of the other parties hereto shall have the right, in addition to any other rights and remedies existing under this Agreement, to enforce its rights and the obligations of the other parties under Section 5.6 not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of Section
5.6. If a bond is required to be posted in order for any party to this Agreement to secure an injunction, the other parties hereto agree that such bond need not exceed the sum of $1,000.

     11.15 Waiver of Jury Trial. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

     11.16 Schedules. Any information disclosed pursuant to any Schedule attached hereto shall be deemed to be disclosed with respect to any other matter to which it reasonably relates in all Schedules for all purposes of this Agreement.

     11.17 Disclosure. Purchaser acknowledges that it has conducted a due diligence investigation of the Company and the Subsidiaries and have had sufficient opportunity to make whatever investigation and ask whatever questions of the Company and the Subsidiaries as it has deemed necessary and advisable for the purposes of determining whether or not to enter into this Agreement and the Related Agreements. Purchaser acknowledges that Sellers have not made any representations or warranties other than those expressly included in this Agreement and the Related Agreements and that no representations or warranties have been made with regard to any projections, cost estimates or other information that may have been provided to Purchaser or its representatives during their due diligence investigation of the Company and the Subsidiaries unless otherwise expressly covered by the representations and warranties included in this Agreement and the Related Agreements.

                                     * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.



                                   AMERITRADE HOLDING CORPORATION


                                   By: /s/ James Ditmore
                                       -----------------
                                   Name:
                                   Title:



                                   FORETRADECAST L PARTNERS, L.P.


                                   By: KCE, L.P., its General Partner

                                          By: KCE Genpar, LLC, its General
                                          Partner


                                          By: /s/ William P. Hallman, Jr.
                                              ---------------------------
                                          Name:
                                          Title:



                                   FORETRADECAST S PARTNERS, L.P.


                                   By: Carmel Land & Cattle Co., L.P., its
                                   General Partner

                                       By: Carmel Genpar, LLC, its General
                                       Partner


                                          By: /s/ William P. Hallman, Jr.
                                              ---------------------------
                                          Name:
                                          Title: